                                                                    Exhibit 10.9


            Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


            SOFTWARE LICENSE AND MARKETING AND DISTRIBUTION AGREEMENT

This Software License and Marketing and Distribution Agreement (the "Agreement") is entered into as of August 20, 1997 (the "Effective Date") by and between BISYS, Inc. ("BISYS"), a Delaware corporation with its principal place of business at 11 Greenway Plaza, Houston, TX 77046-1102, and Open Solutions Inc. ("OSI"), a Delaware corporation with its principal place of business at 300 Winding Brook Drive, Glastonbury, CT 06033.

RECITALS

A. BISYS, through its TOTALPLUS(R) Division, is a leading provider of comprehensive data processing outsourcing solutions to financial institutions.

B. OSI is the developer and owner of The Complete Banking Solution(TM) system and is a leading supplier of client/server software and information services to financial institutions.

C. The parties wish to establish an alliance whereby (i) BISYS will be the exclusive national Outsourcing Services provider and exclusive national Facilities Manager of The Complete Banking Solution system to Financial Institutions in the United States; (ii) OSI will license to BISYS the OSI Proprietary and OSI Interface Software used in connection with such system;
(iii) the parties will engage in certain marketing and selling activities; and
(iv) BISYS will be a recommended preferred provider of certain related services.

Now, therefore, in consideration of the mutual obligations set forth herein, the parties agree as follows.

1.   DEFINITIONS

1.0 Change of Control - shall mean with respect to a particular entity (i) the consummation of a merger or consolidation of that entity with another in which the owners of interests (shares or otherwise) of the particular entity immediately prior to the consummation of such transaction do not own at least 65% of the ownership interests of the surviving successor, acquiring or assuming entity; (ii) the sale of all or substantially all the assets of such entity; or
(iii) the acquisition of beneficial ownership by any person (including a group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) of 35% or more of the outstanding ownership interests of such entity. For the purposes of this agreement an initial public offering of OSI shall not be deemed a change in control.

1.1 Conversion - shall mean the process of converting a new Customer's data to the System.

1.2 Conversion Date - shall mean the date on which live production begins. Live production shall mean the time when Customer uses the System or portions thereof to execute transactions, produce reports or retrieve information from the OSI Database Model on a regular basis in a production non-test environment.

1.3 Customer - shall mean that Financial Institution for which BISYS contractually provides either data processing Outsourcing Services using the System or acts as Facilities Manager of the System. BISYS shall provide a form copy of the BISYS Customer contract for Outsourcing or Facilities Management to OSI prior to entering into the first Customer contract.

1.4 Documentation - shall mean all user manuals, system guides and related publications for the OSI Proprietary Software and OSI Interface Software.

1.5 Enhancements - shall mean all upgrades, improvements, modifications and updates to the OSI Proprietary Software and OSI Interface Software made available to OSI customers.

1.6 Excluded Licensees - shall mean the Named Competitors and any outsourcing service providers shown on Schedule 1.6 hereto, which may be amended from time to time by BISYS with the written consent of OSI, which shall not be unreasonably withheld.

1.7 Facilities Manager; Facilities Management - shall mean the provider and operator of the System for the benefit of a Financial Institution on site at the Financial Institution's facilities; the activity of so providing and operating the System.

1.8 Financial Institution - shall mean all classes of banks, including those chartered under state or federal law, commercial banks, savings banks, mutual savings banks, thrift institutions, savings and loan associations and credit unions, and branches thereof.

1.9 Interface Software- shall mean that software, other than the OSI Interface Software, used to interface between and among the various application software included in the System and between and among peripherals for use in connection with the System.

1.10 License - shall mean the restricted non-transferable, non-assignable right to BISYS hereunder to use the OSI Proprietary Software and OSI Interface

      Software within its own data processing facilities as an Outsourcing Services Provider, and at the Customer's facilities as Facilities Manager, to provide data processing services to its Customers during the term of this Agreement. The license will be for use on the Designated Hardware and Operating Systems as defined in Schedule 17(g), as amended from time to time.

1.11 Named Competitors - Named competitors of BISYS shall mean Fiserv, EDS, M&I Data Services, NCR, Jack Henry, and ALLTEL/Systematics and successors thereto, and other competitors named in Schedule 1.6 Named competitors of OSI shall mean Phoenix International, Prologic, DCI, M&I Eastpoint, ITI Premier 11 and NCR Autobank and others as may be amended from time to time.

1.12 License Fee - shall mean the list price of the OSI Proprietary Software and OS Interface Software based on the price lists initially shown on the attached Schedule 1.12 for a similarly situated Financial Institution, except where OSI routinely discounts such list price in which case License Fee shall mean such discounted list price. OSI shall have the right to modify such License Fees annually at the beginning of each calendar year.

1.13 Master Copy - shall mean the object code form copy of the OSI Proprietary Software and OSI Interface Software and the data base code for the OSI Database Model to be delivered upon execution of this Agreement and thereafter from time to time as such code is enhanced and revised by OSI to reflect the most current versions made available by OSI for use with the System.

1.14 OSI Database Model - shall mean the database code and resulting database model developed by OSI and included in the System.

1.15 OSI Proprietary Software - means collectively, the version(s) of software as set forth in object code format, and database code format with respect to the OSI Database Model, together with the Documentation to be provided to BISYS by OSI, for use in connection with the System, including Enhancements to such software, database code and Documentation that may be provided by OSI to BISYS from time to time. As listed in Schedule 1.15.

1.16 OSI Interface Software- shall mean that software developed and owned by OSI, or licensed to OSI, used to interface between and among various application software and between and among peripherals for use in connection with the

      System, initially identified on Schedule 1.16 hereto, as may be amended from time to time by OSI by written notice to BISYS.

1.17 OSI Source Code - shall mean the source code in machine readable form for the OSI Proprietary Software and the OSI Interface Software owned by OSI.

1.18 Outsourcing Services - shall mean the outsourcing by Financial Institutions of data processing and other information processing services from a third party that provides such services remotely from its data center facilities.

1.19 System - shall mean OSI's The Complete Banking Solution client server, Oracle relational data base, Microsoft Windows NT environment system including the applicable OSI Proprietary Software, OSI Interface Software, OSI Database Model and required Third Party Software (TPS), as it may exist from time to time during the term of this Agreement for use on the Designated Hardware and Operating Systems as defined in Schedule 17(g), as amended from time to time. OSI shall provide a new Schedule 17(g) to BISYS to reflect the authorized Designated Hardware and Operating Systems as in effect from time to time.

1.20 Third Party Software (TPS) - shall mean the software developed and owned by an entity or person other than OSI used, or available for use, in connection with the System, as initially shown on Schedule 1.19.

2.    GRANT AND ACCEPTANCE OF SOFTWARE AND TRADEMARK LICENSE.

(a) Subject to the terms and conditions of this Agreement, OSI hereby grants to BISYS and BISYS hereby accepts from OSI the License and the concurrent right to copy and market the System during the term of this Agreement as the exclusive national Outsourcing provider and exclusive national Facilities Manager of the System to Financial Institutions in the United States, unmodified from the version(s) provided by OSI from time to time, in object code form only. BISYS is prohibited from sub-licensing any of its rights under this Agreement other than to a direct or indirect wholly owned subsidiary of The BISYS Group, Inc., the ultimate parent company of BISYS Title to and ownership of the OSI Proprietary Software, the OSI Interface Software owned by OSI and the OSI Database Model and all Enhancements other than specifically provided for in Section 13, shall at all times remain with OSI.

(b) Subject to the terms and conditions of this Agreement, OSI hereby grants to BISYS and BISYS hereby accepts from OSI a non-exclusive and non-transferable right to use the OSI trade names "OSI" or "Open Solutions Inc." and The Complete Banking Solution trademark during the term of this Agreement for the sole purpose of the promotion and marketing of the System. BISYS agrees to reproduce OSI's trademarks and proprietary rights notices as necessary and appropriate on the products and services provided by BISYS to the Customer that contain any OSI trade secrets, trademarks or copyrights. Any and all OSI trademarks and trade names which BISYS uses in connection with the rights granted hereunder are and remain the exclusive property of OSI. Nothing herein shall prohibit or otherwise limit BISYS from promoting and marketing the System as a product offered by its TOTALPLUS(R) Division.

(c) Within 90 days of the Effective Date, and subject to any confidentiality limitations, OSI shall deliver to BISYS a schedule (Schedule 2c)and copies of the documentation set forth on such Schedule 2(c) hereto. OSI represents and warrants that all agreements granting to OSI a license or other right to use and/or sub-license the TPS, a schedule of OSI Interface Software, and all other software or intellectual property included in the System shall be set forth on
Schedule 2(c).

3.    DELIVERY OF CODE.

Upon execution of this Agreement, OSI shall deliver to BISYS a Master Copy of the OSI Proprietary Software and OSI Interface Software in object code form, and a Master Copy of the database code for the OSI Database Model, on disk. At all times during the term of this Agreement, OSI shall deliver to BISYS within sixty
(60) days of a general software release to its customers new Master Copies of the OSI Proprietary Software, OSI Interface Software and OSI Database Model as designed for use on the Designated Hardware and Operating Systems as defined in
Schedule 17(g), so that BISYS has available to it. the most current version of the System, including any and all Enhancements, offered by OSI to its customers generally or made available by OSI to its customers generally. As part of the License granted hereunder, BISYS shall have the right to copy such Master Copy(ies) and Documentation for use in connection with its Outsourcing Services and Facilities Management services to Customers and for other purposes contemplated hereunder, including archival, testing, support backup, disaster recovery, and demonstration.

4.    EXCLUSIVITY.

(a) Subject to the limitations set forth below, BISYS shall have the exclusive national (i.e., United States and its territories) License to use the System to provide Outsourcing Services, and exclusive national License to provide and operate the System as Facilities Manager, to Financial Institutions. The foregoing

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


notwithstanding, during the term of this Agreement, OSI may grant and have outstanding licenses (A) to use the System as an Outsourcing Services provider to up to [**] local/regional providers (not to include BISYS) at any one time, excluding the Excluded Licensees; provided in each case that such license (i) is limited to a single local/regional provider, i.e., not a consortium or other arrangement whereby a number of providers have entered into a joint venture or partnering arrangement, (and for the first 24 months following the Effective Date for the states of California, Oregon, Washington, Nevada and Arizona a provider in existence as of the Effective Date) with (X) annual revenues from its existing data processing services at the time of such license grant equal to or less than [**] (Y) no more than [**] clients, and (Z) the main office of each of such clients within the same state or adjacent states as such provider, (ii) limits such license during the first 36 months to use of the System for such provider's then existing clients plus up to an additional ten new clients but not more than [**] clients and after such 36-month period to such additional licenses as mutually agreed between OSI and such provider, and (iii) contains restrictions limiting the use of such license upon a Change of Control of such licensee involving a Named Competitor of BISYS to those Financial Institutions for which the licensee is providing Outsourcing Services as of the date of the Change of Control; and (B) to use the System as an Outsourcing provider solely to credit unions to up to an additional [**] local/regional providers (not to include BISYS) at any one time, excluding the Excluded Licensees, provided in each case that such license (i) is limited to a single local/regional provider, i.e., not a consortium or other arrangement whereby a number of providers have entered into a joint venture or partnering arrangement, with annual revenues from its existing data processing services at the time of such license grant equal to or less than [**], and (ii) contains restrictions limiting the use of such license upon a Change of Control of such licensee involving a Named Competitor of BISYS to those credit unions for which the licensee is providing Outsourcing Services as of the date of the Change of Control (such providers, individually, a "Permitted Licensee" and, collectively, the "Permitted Licensees"). The provisions of the immediately preceding sentences shall terminate in the event that BISYS fails to reaffirm the Agreement within 180 days of a Change of Control of BISYS. A breach of the terms of this subparagraph
(a) by OSI shall be deemed a material breach under the Agreement, subject to provision for cure as provided in Section 21(b). OSI shall have the option to convert the rights granted herein to nonexclusive in the event BISYS is unable to achieve the following milestones for the periods indicated (or cumulatively with prior periods) by written notice within 45 days of the end of such period:



     Year 1           Year 2          Year 3           Year 4       Year 5

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


Financial Institutions entering                    [**]             [**]            [**]             [**]         [**]
into New Outsourcing
Services or Facilities
Management Agreements with
BISYS

Conversions                                        [**]             [**]            [**]              -             -
Minimum Required License &                         [**]             [**]            [**]              -             -
Maintenance Fees pursuant to
Sections 8(a) and (b)


Provided BISYS has satisfied the milestones for years 1 through 3 and that OSI has satisfied its obligations pursuant to sections 7, 9, 10 and 11 hereof, then BISYS agrees that the number of conversions for Year 4 and Year 5 shall be 22 and 25, respectively, and further agrees to a Minimum Required License & Maintenance Fees pursuant to Sections 8(a) and (b) for Years 4 and 5 at amounts to be mutually agreed that represent the retail sales rates and corresponding fees of OSI in effect at such time. It is the intent of the parties to evaluate the terms of this Agreement at the end of such five-year period, including the extension thereof. The foregoing notwithstanding, OSI shall not have the right to convert such rights to nonexclusive where BISYS has (i) entered into new Outsourcing Services and/or Facilities Management agreements with Financial Institutions representing at least [**] of the number required above for the periods indicated and (ii) achieved or prepaid the above required minimum License and Maintenance Fees within 30 days of the end of each annual period. Provided OSI is not in breach of its obligations under this Agreement, BISYS shall pay the minimum required fees for the periods indicated above to OSI (i.e., a total of [**]) in consideration of the exclusivity agreement. Any amounts paid by BISYS to OSI to satisfy the foregoing minimum obligations and not otherwise due pursuant to Sections 8(a) and 8(b) hereof shall be treated as prepaid License and Maintenance Fees under such Sections and shall be applied as a credit against future amounts due and owing thereunder.

(b) From the date hereof, BISYS shall be the preferred Facilities Manager for a licensed System installed at a Financial Institution's facilities (i.e., where the Financial Institution has been granted a license to use the System in-house at its facilities and elects to seek a Facilities Manager to operate the System). Notwithstanding the foregoing, no provision in this agreement shall be construed as prohibiting a Financial Institution licensed to use the System from independently retaining a Named Competitor or Excluded Licensee to serve as its Facilities Manager.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


(c) OSI represents and warrants as of the Effective Date that it has not granted any license for use of the System to provide Outsourcing Services or to serve as Facilities Manager to any entity other than BISYS. Unless specifically prohibited by contract, OSI will provide written notice to BISYS upon the grant of any license permitted pursuant to the foregoing subparagraph (a). In addition, OSI agrees to provide an annual certification from its independent auditors on or before the date it files such financial statements with the Securities and Exchange Commission and otherwise the 120th day following the end of each of its fiscal years, in conjunction with issuance of its annual financial statements, identifying all license grants made pursuant to subparagraph (a) in effect as of the end of such fiscal year.

(d) [**]. OSI represents and warrants that [**] being provided hereunder are [**] under similar circumstances. If, during the term of this Agreement, OSI [**] pursuant to and in accordance with subparagraph (a) hereof [**] Agreement [**].

(e) EQUITY INVESTMENT. As a condition of the grant of exclusivity and as a condition to any license grant by OSI to a Permitted Licensee hereunder, BISYS and OSI shall complete the documentation necessary for BISYS to make, and BISYS shall promptly thereupon make, the equity investment in OSI described in
Schedule 4(e) to this Agreement.

(f) REASONABLE COMMERCIAL EFFORTS & NON-COMPETE. BISYS shall use reasonable commercial efforts in seeking agreements to provide Outsourcing Services and services as Facilities Manager utilizing the System. Based on OSI's efforts pursuant to Sections 7, 9, 10 and 11 hereunder, BISYS would expect to convert an existing T0TALPLUS(TM) system host based client to the System within 12 months of the Effective Date. Successful achievement of this conversion within the expected time frame is expected to facilitate the development and refinement of related conversion programs, completion of required development and the integration into the System of the BISYS provided "wrap-around" products and services identified in the following Section 5. BISYS agrees to provide an annual certification from its independent auditors, on or before such time as it files its annual financial statements with the Securities and Exchange Commission, certifying as to the BISYS Customers that entered into Outsourcing Services or Facilities Management agreements with BISYS during the prior fiscal year. BISYS recognizes that it is in the parties' best interest that the reputation of the System be upheld and, accordingly, it shall make commercially reasonable efforts to provide quality sales and service to its Customers. Notwithstanding the above and without limiting BISYS right to provide its host-based T0TALPLUS(TM) system outsourcing solution, BISYS shall utilize OSI as the exclusive provider of client/server core data processing for BISYS during the term of this agreement. This includes development of a client/server core processing system by

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



BISYS or the purchase of another product from an OSI Named Competitor as identified in Section 1.11. A breach of the foregoing shall be deemed a material breach under the Agreement. BISYS shall have the opportunity to cure any such breach upon notice as provided in Section 21 herein.

5.    PREFERRED PROVIDER.

OSI shall include BISYS, and its affiliates, as a recommended preferred provider to deliver the following additional wrap-around services to OSI direct customers of the System and as applicable to prospective customers:

(a)   [**]
(b)   [**]
(c)   [**]
(d)   [**]

Unless inappropriate, OSI marketing and promotional material identifying wrap-around services shall identify BISYS as a recommended preferred provider of the foregoing services.

6.    SALES AND MARKETING.

(a) TRAINING. OSI shall provide four weeks advance notice of its regularly scheduled and periodic special internal sales training programs as well as any other internal training programs for sales and product support, customer service personnel and systems and software engineers. BISYS shall have the right to include a [**] of its like employees in such training programs, subject to class-size limitations, on a [**] basis. BISYS shall be responsible for the costs of all training materials and other out-of-pocket costs and expenses directly or indirectly resulting from the participation of its employees in such training programs as well as all travel and related costs.

(b) TRADE SHOWS. OSI and BISYS shall provide each other with advance notice of their scheduled participation or intent to participate in a trade show so that the parties may jointly participate if so desired.

(c) DEMONSTRATION. Upon execution of this Agreement, OSI shall provide to BISYS a copy of OSI's demonstration program for sales and demonstration purposes and shall provide BISYS with the most current version of such demonstration program as it may exist from time to time. Unless inappropriate, OSI demonstration systems demonstrating "wrap-around" services, as described in
Section 5 hereof, shall demonstrate the "wrap around" services offered by BISYS,

(d) MARKETING MATERIALS. BISYS and OSI shall, promptly following execution of this Agreement, develop joint marketing material and standard disclosure relating to each other, the alliance formed hereby and the products and services to be offered hereunder, that may be used by both parties on an ongoing unrestricted basis until otherwise agreed. Such material may also include a new trademark or logo to reflect the alliance. Prior to the development of such materials, neither party may publish and distribute any materials using the trade marks or trade names of the other without the prior written consent of the other, which shall not be unreasonably withheld. OSI will have final approval of all marketing materials that represent the material functional aspects of the System. The parties also expect to engage in certain joint sales and marketing efforts as mutually agreed. Notwithstanding the foregoing, each party reserves the right to continue to produce non-referencing marketing materials for their independent use.

(e) SALES SUPPORT. OSI agrees to participate directly in any sales and marketing presentations to potential Customers and to otherwise be actively involved in providing sales support to BISYS through the period until BISYS has entered into Outsourcing Services agreements or Facilities Management services agreements for its first five Customers. Thereafter, upon BISYS' reasonable request, and subject to availability OSI shall provide appropriate sales support to assist BISYS in its efforts to execute additional Outsourcing Services agreement employing the System with potential Customers. BISYS shall be responsible for the reasonable out-of-pocket costs incurred by OSI for such support.

(f) LEAD REGISTRATION AND REFERRAL. Where either BISYS or OSI determines after a customer sales presentation or other qualification process that the customer has a legitimate interest in the System being provided in the mode offered by the other (i.e., in an Outsourcing Services or Facilities Management mode by an OSI customer prospect or in an in-house mode by a BISYS customer prospect), such party ("Referring Party") shall provide a written lead registration and referral notice to the other identifying the potential customer and contact person. The party receiving the notice shall have the right to call upon that customer either separately or together with the Referring Party to close the sale. The parties recognize that they may continue in competition for such business opportunity. Where the party receiving the notice (i) has not made a sales presentation to the identified customer within the six-month period prior to receipt of such notice and (ii) within six months after the notice enters into an agreement with such customer to provide the System, the Referring Party shall be entitled to the Referral Fee described in Section 8 hereof.

Other than the lead registration and referral process described in the foregoing paragraph, neither party shall have an obligation to disclose to the other nor shall either party be entitled to information relating to the potential prospects of the other.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



(g) NOTICE OF AGREEMENTS WITH CUSTOMERS. BISYS shall provide written notice of a new Financial Institution client using the System to OSI within 30 days of the execution of an agreement with such new client.

(h) PRESS RELEASES. The parties expect to issue a mutually agreed upon joint press release announcing the alliance formed under this Agreement at the appropriate time. Prior to such public announcement, neither party shall make any public disclosure of the existence or terms of this Agreement without the prior written consent of the other.

7.    CONVERSION AND PRODUCTION SUPPORT.

OSI shall provide the Conversion, programming, operations and training resources necessary to convert the first [**] Outsourcing Services Customers in cooperation with BISYS who shall retain control of the Customer interface. In consideration of such support, BISYS shall reimburse OSI at cost for reasonable expenses it incurs in connection therewith. OSI shall prepare the Conversion plans and provide a copy to BISYS. BISYS shall participate in the Conversions as a training mechanism and shall be responsible for all subsequent Conversions. At BISYS' reasonable request, and subject to availability, OSI shall provide assistance for subsequent Conversions and related production. BISYS shall pay OSI for such subsequent support services based on OSI's time and materials [**]. In addition, OSI shall provide the technical and operations support required to establish a production environment at BISYS' initial Outsourcing Services production facility for the System. At a minimum, OSI shall provide the support required to deliver production for the initial Conversion from the date of such Conversion through the 30 days post-Conversion. BISYS shall reimburse OSI its reasonable out-of-pocket costs for such initial production support. Thereafter, upon BISYS' request, OSI shall provide additional production/technical support following such 30-day period and for additional Conversions, and in consideration thereof BISYS shall pay OSI its time and materials [**].

8.    FEES.

(a)   LICENSE FEES:

i) OUTSOURCING. Upon successful completion of the Conversion of a Customer to the System pursuant to an Outsourcing Services agreement, OSI shall be entitled to a license fee equal to [**] of the OSI License Fee payable by an OSI direct customer similarly situated as of the effective date of such Outsourcing Services agreement. Such license fee shall be payable in equal monthly installments over the initial term of the Outsourcing Services agreement, not to exceed [**] during the first [**] of this

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


Agreement and, thereafter, not to exceed [**]. Payments shall commence on the first day of the month following the Conversion Date and each month thereafter until paid in full unless the Outsourcing Services agreement shall earlier terminate and BISYS is no longer an Outsourcing Services provider or Facilities Manager to such Customer. Where such agreement is renewed for an additional renewal term, OSI shall be entitled to an additional license fee equal to [**] of the difference, if any, between the License Fee payable by a similarly situated Financial Institution as of the date of such renewal and the License Fee payable by a similarly situated Financial Institution as of the date of the agreement. Such additional license fee, if any, shall be payable by BISYS over the renewal term of the agreement, not to exceed [**]. Payments shall commence on the first day of each month following the renewal date and thereafter until paid in full unless the agreement shall earlier terminate and BISYS is no longer an Outsourcing Services provider or Facilities Manager to such Customer.

ii) FACILITIES MANAGEMENT. Upon successful completion of the Conversion to the System pursuant to a Facilities Management agreement, OSI shall be entitled to a license fee equal to [**] of the OSI License Fee payable by an OSI direct customer similarly situated to such Customer as of the effective date of such Facilities Management agreement. Such license fee shall be payable in equal monthly installments over the initial term of the Facilities Management agreement, not to exceed [**] during the first [**] of this Agreement and, thereafter, not to exceed [**]. Payments shall commence on the first day of each month following the Conversion Date and thereafter until paid in full unless the Facilities Management agreement shall earlier terminate and BISYS is no longer an Outsourcing Services provider or Facilities Manager to such Customer. Where such agreement is renewed for an additional renewal term, OSI shall be entitled to an additional license fee equal to [**] of the difference, if any, between the License Fee payable by a similarly situated Financial Institution as of the date of such renewal and the License Fee payable by a similarly situated Financial Institution as of the date of the agreement. Such additional license fee, if any, shall be payable by BISYS over the renewal term of the agreement, not to exceed [**]. Payments shall commence on the first day of each month following the renewal date and thereafter until paid in full unless the agreement shall earlier terminate and BISYS is no longer an Outsourcing Services provider or Facilities Manager to such Customer.

iii) TERMINATION. In the event of termination of a Outsourcing Services agreement or Facilities Management agreement prior to the expiration of its initial or renewal term and the termination of the corresponding license fee, BISYS shall pay OSI in addition to the normal ongoing fees due until termination, a termination fee equal to the lesser of the amount representing
(A) the number of monthly installments

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


remaining and (B) the number of monthly installments set forth below based on the number of months remaining in the initial or renewal term of such Outsourcing Services or Facilities Management agreement:

--------------------------------------------------------------------------------
    Months Remaining in Term                 Monthly Installments Payable
--------------------------------------------------------------------------------
    [**]                                     [**]
--------------------------------------------------------------------------------
    [**]                                     [**]
--------------------------------------------------------------------------------
    [**]                                     [**]
--------------------------------------------------------------------------------

No further payment obligations in respect of such license fee shall be due.

(b) MAINTENANCE FEE. Upon Conversion to the System, OSI shall be entitled to an annual maintenance fee during the initial term of the BISYS agreement with a Customer equal to a percentage of the OSI License Fee payable by an OSI direct customer similarly situated as of the date of the agreement as follows:

--------------------------------------------------------------------------------
    Year                                     Percentage
--------------------------------------------------------------------------------
    [**]                                     [**]
--------------------------------------------------------------------------------
    [**]                                     [**]
--------------------------------------------------------------------------------
    [**]                                     [**]
--------------------------------------------------------------------------------

Such annual maintenance fee shall be payable in equal monthly installments commencing on the first day of each month following the Conversion Date through the initial term or earlier termination of the agreement between BISYS and such Customer. During any renewal term of the BISYS agreement with a Customer OSI shall be entitled to an annual maintenance fee equal to [**] of the License Fee payable by a similarly situated Financial Institution as of the date of such renewal Such annual maintenance fee shall be payable in equal monthly installments commencing on the first day of each month following the renewal date through the renewal term or earlier termination of such agreement.

(c) REFERRAL FEE. Upon the conversion of a System based on the lead registration and referral process described in Section 6(f) hereof, the party receiving the benefit of the referral shall pay the Referring Party a one-time referral fee equal to [**] of the License Fee payable by a similarly situated Financial Institution, payable within 30

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


days of the conversion date of the System. To the extent the referral was provided by a sales representative customarily entitled to commissions, it is expected that the Referring Party shall, subject to its internal commission policies with respect to entitlement to commissions, pay such referral fee to such sales representative.

(d) PREFERRED VENDOR FEES. Where through OSI's efforts BISYS secures an agreement to provide the services set forth in Section 5 hereof to OSI direct customers of the System, OSI shall be entitled to receive the following fees based on such agreements during the period in which both this Agreement and such agreement to provide such services are in effect:


     [**]                                    [**] of annual revenue
     [**]                                    [**] of initial license fee
     [**]                                    [**] of annual revenue
     [**]                                    [**] of annual revenue

Such fees, other than the fees related to [**], shall be payable monthly by the end of the month based on the payment of the associated revenues by the customer to BISYS in the preceding month. A summary report setting forth the calculation of the fees shall accompany such monthly payment. The fees relating to imaging services shall be paid within 30 days of receipt of the payment to BISYS of such initial license fee.

9.    SYSTEM SUPPORT.

Irrespective of the termination of this Agreement, so long as any Outsourcing Services or Facilities Management agreement between BISYS and a Customer employing the System shall be in effect, OSI shall be obligated to provide ongoing maintenance support to BISYS for the OSI Proprietary Software and the OSI Interface Software as provided in Attachment 1 hereto

Notwithstanding OSI's support provided under Attachment 1, BISYS agrees that it shall provide the first line of product and technical help desk support to its Customers. This shall include all of the day to day issues of functionality, error correction and customer service. In no instance shall OSI provide direct support to BISYS Customers. Said OSI services shall be provided seven (7) days per week, twenty four (24) hours per day for Priority A errors and during normal working hours for other errors. OSI shall furnish the names and telephone numbers of its personnel for both normal working hours and other times (e.g., holidays, weekends, etc.). BISYS shall provide the names and telephone numbers of the designated BISYS personnel assigned to work with OSI.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


BISYS agrees to use its best efforts to minimize the number of support contacts that it makes with OSI after the first [**] outsourcing Services or Facilities Management Services installations made under this Agreement.

10.   PRODUCT DEVELOPMENT.

OSI shall use reasonable commercial efforts to maintain the System competitive in its marketplace. A breach of the foregoing shall be deemed a material breach under the Agreement. OSI shall have the opportunity to cure any such breach upon notice as provided in Section 21 herein. Appropriate representatives of OSI and BISYS shall meet at least semi-annually to discuss and review OSI product development plans and for BISYS to provide input based on competitive feature and function requirements. At any time during the term of this Agreement, BISYS shall have the right to request certain development efforts related to the System. To the extent it is mutually agreed that such development efforts enhance the overall value, marketability or competitive position of the system, such efforts shall be funded by OSI. BISYS shall be given the opportunity to contribute to such efforts either through funding and/or contribution of application specifications and/or certain technology to expedite delivery or to address certain customer requirements that may not be considered to significantly enhance the overall value, marketability or competitive value of the system. In the event that BISYS develops and offers to OSI an application mutually agreed to have value to the System, BISYS shall contribute such application to OSI in consideration of a payment equal to [**]. Payment to BISYS for any such development shall be made quarterly over a [**] period. All products, derivative works or other intellectual property resulting from such development efforts and incorporated into the System shall, as incorporated, be the property of OSI regardless of the manner of funding and regardless of whether made by OSI or BISYS. As the developer of the System, OSI acknowledges that it will from time to time engage in certain software and hardware benchmarking activities. OSI shall provide BISYS with written copies of the results of all such benchmarking activities within 30 days of any such benchmarking.

The parties recognize that BISYS has an interest in evaluating the technical feasibility of integrating certain OSI System modules as replacements and/or upgrades to its existing mainframe modules or otherwise developing linkages between the OSI System modules and its mainframe modules. OSI agrees to support and participate in any such feasibility evaluations which are expected to include an evaluation of the integration of OSI's client server module to the BISYS mainframe environment and/or use of the OSI System application code at the BISYS mainframe level.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


OSI, recognizing that modifications to the System designed to enhance its performance in a multi Financial Institution processing environment will be beneficial I to BISYS and to the Permitted Licensees and are fundamental to such persons serving as Outsourcing providers, shall modify the System accordingly to attain the anticipated benefits within a mutually agreeable time-frame provided that BISYS pays for [**] of the required investment. BISYS shall recover from OSI up to [**] of such investment(s) (i.e., [**] of the total investment such that if fully recovered OSI and BISYS shall have each invested [**] of the required investment) in the following manner:

(a) upon the grant of a license to a Permitted Licensee, a credit toward License and Maintenance Fees payable pursuant to Sections 8(a) and (b) hereof equal to the total investment made by BISYS multiplied by a fraction the numerator of which is the number of clients for which the Permitted Licensee provides outsourcing services and the denominator is the number of clients for which BISYS provides outsourcing services; and

(b) a credit of [**] toward any License and Maintenance Fees payable in excess of the minimum required License and Maintenance Fees pursuant to Sections 8(a) and (b) hereof as set forth in the table in Section 4(a) hereof.

OSI reserves all right to determine the scope and nature of any and all development activities that will be performed to the System regardless of the source of funding.

11.   CUSTOMER REQUIREMENTS.

OSI recognizes that BISYS may from time to time be requested to provide additional features, functionality or interfaces with respect to the System in order to secure a new, or retain an existing, Customer. OSI agrees to use reasonable commercial efforts to deliver a feasibility assessment with respect to such additional features, functionality or interfaces in writing within 30 days of receipt of a written request, including but not limited to an assessment of the time period and resources necessary for, and remuneration to OSI to satisfy such requirements. Based on such assessment, OSI and BISYS by mutual agreement shall determine the appropriate course of action to address the Customer requirements and, if appropriate, to set forth the specifications, deliverables and costs in a writing mutually agreed and signed by OSI and BISYS. OSI shall use commercially reasonable efforts to satisfy the requirements set forth in such written agreement within the agreed time periods. BISYS shall not make any contractual obligations with respect to such Customer requirements except as specifically approved in writing by OSI.

        Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



12.   THIRD PARTY PRODUCTS.

Subject to limitations with the agreements between OSI and third parties and applicable law, OS shall [**] all net profit from the sale of certain third party products, including but not limited to the TPS, licensed or sold in conjunction with the System to support outsourcing Services and Facilities Management services provided by BISYS.

13. SOURCE CODE. As a condition to the effectiveness of the Agreement, OSI agrees to enter into the standard escrow agreement providing BISYS with certain rights to the source code for the OSI Proprietary Software and the OSI Interface Software owned by OSI as set forth as Attachment 2 hereto, and to provide current versions of such Software to the Escrow Agent as provided in such Escrow Agreement, with the following additional release conditions:

(a) OSI's failure to take reasonable commercial efforts to cure its material breach within ninety (90) days of receipt of written notice of such breach;

(b) OSI (i) becomes or is declared insolvent or bankrupt, (ii) becomes the subject of, and fails to cause its dismissal within 180 days, any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, (iii) makes an assignment for the benefit of all or substantially all of its creditors, or (iv) enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations; or

(c) written notice of BISYS at any time during the 180 day period following a Change of Control of OSI.

Emergency Access to Source Code: BISYS shall have immediate, temporary access to the OSI Source Code upon written request to OSI in the event that a Customer Emergency occurs. Such access shall last until the condition(s) requiring such access have ceased and thereupon BISYS shall promptly return the deposit materials to the Escrow Agent, together with a notification of the actions taken and due documentation of all modifications, if any, made to the OSI Source Code.

Definitions: For purposes of this Section, the following definitions shall apply:

Customer Emergency: BISYS has received notification from a Customer clearly and convincingly demonstrating that, unless immediate, emergency corrective modifications are made to the OSI Proprietary Software or to the OSI Interface Software, and OSI is either incapable or refuses to make such corrective modification, the Customer will be unable to operate in a commercially reasonable capacity (which capacity shall include temporary off-line operations) and material damages will be incurred by the Customer as a result thereof.

BISYS RIGHTS TO OSI SOURCE CODE UPON CHANGE OF CONTROL OF OSI. OSI shall promptly deliver to BISYS a machine readable copy of the then current version of the OSI Source Code upon a Change of Control of OSI. Thereafter OSI shall deliver a new machine readable copy of the OSI Source Code within ninety (90) days following a general release to OSI customers of any Enhancements or new versions of the OSI Proprietary Software or OSI Interface Software developed by OSI unless and until BISYS elects not to terminate this Agreement pursuant to
Section 21 (b)(iv) hereof, in which case BISYS shall return all copies of the OSI Source Code to OSI or its successor and continue with the Agreement as originally determined. In the event that BISYS chooses to terminate this Agreement as provided in Section 21 (b)(iv) due to a Change of Control of OSI, BISYS shall have the right to use the OSI Source Code to provide Outsourcing Services and Facilities Management services to BISYS Customers and to maintain and support such services, shall be free to develop additional Enhancements to such OSI Source Code for use by BISYS Customers. It is understood that any Enhancements, modifications or changes made by BISYS to the OSI Source Code under this section shall be used solely for the purposes described in the previous sentence. BISYS shall have ownership rights to only the Enhancements made by BISYS allowable under this Section 13. OSI shall have no obligation to support and maintain any Enhancements made by BISYS under the conditions set forth in Section 21(b)(iv).

14.   BOARD SEAT.

During the term of this Agreement, BISYS shall be entitled to nominate a candidate to the Board of Directors of OSI, or any parent or holding company that may hereafter exist and OSI agrees to take steps necessary to cause the nomination of the person so nominated.

15.   EMPLOYEES.

During the term of this Agreement, each party will refrain from seeking to hire the employees of the other and, for the one year following termination of employment, terminated employees of the other without the prior written consent of the other.

16.   CONFIDENTIALITY.

OSI represents that the System contains trade secrets and BISYS agrees to treat the OSI Proprietary Software, OSI Database model and OSI Interface Software as OSI's confidential information and will not disassemble, de-compile or reverse engineer the System. Any breach or attempted breach of the foregoing sentence shall be considered a material breach and subject to cure as provided in Section 21 herein.

The parties further acknowledge that in the course of performing their respective responsibilities under this Agreement, each may be exposed to or acquire information which is proprietary to or confidential to the other party or its clients, including computer programs, software tools, protocols, system benchmarks, business and marketing plans, product descriptions, development schedules, product positioning, choices of product names and financial data. All such confidential and proprietary information, in whatever form, are hereinafter collectively referred to as "Confidential Information".

Except as otherwise permitted hereunder, the parties agree to hold such information in strict confidence and not to copy, reproduce, sell, assign, license, market, transfer, give or otherwise disclose such information to third parties or to use such information for any purposes whatsoever, without the express written permission of the other party and to advise each of their employees, agents and representatives of their obligations to keep such information confidential.

The parties shall use their reasonable efforts to assist each other in identifying and preventing any unauthorized use or disclosure of any Confidential Information. Without limitation of the foregoing, the parties shall use reasonable efforts to advise each other immediately in the event that either learns or has reason to believe that any person who has had access to Confidential Information has violated or intends to violate the terms of this provision, and will reasonably cooperate in seeking injunctive relief against any such person.

"Confidential Information" shall not include information that: (i) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party; (ii) was known to the receiving party as of the time of its disclosure; (iii) is independently developed by the receiving party; (iv) is subsequently learned from a third party not under a confidentiality obligation to the providing party; or (v) is required to be disclosed pursuant to court order or government authority, whereupon the receiving party shall provide notice to the other party prior to such disclosure.

17.   WARRANTIES.

(a) OWNERSHIP. OSI represents and warrants that it has the sole ownership of and/or the right to license and sub-license the OSI Proprietary Software and the OSI Interface Software as contemplated by this Agreement and has the full power to grant the rights granted herein without the consent of any other person or entity.

(b) PERFORMANCE. OSI represents, warrants and covenants that the media on which the OSI Proprietary Software and OSI Interface Software is recorded and delivered to BISYS hereunder is free from defects in material and workmanship under normal use and service for a period of ninety (90) days from delivery. OSI agrees to replace any defective media upon return to OSI. OSI represents and warrants that it has taken all steps necessary to test the OSI Proprietary Software and the OSI Interface Software for Disabling Code (as defined herein) and to eliminate Disabling Code from the OSI Proprietary Software and the OSI Interface Software. OSI warrants that the OSI Proprietary Software and the OSI Interface Software will be free of Disabling Code as of the date of delivery by OSI to BISYS.

OSI will continue to take such steps with respect to all Enhancements made by OSI to keep the same and the OSI Proprietary Software and OSI Interface Software free of Disabling Code. Disabling Code shall mean computer instructions that:

a. Alter, destroy or inhibit the OSI Proprietary Software, OSI Interface Software or BISYS' processing environment, including without limitation, other programs, data storage, computer libraries, and computer and communications equipment;

b.    without functional purpose, self-replicate without manual intervention; or

c. purport to perform a meaningful function but which actually perform either a destructive or harmful function, or perform no meaningful function.

OSI agrees that it will maintain a master copy of the OSI Proprietary Software and the OSI Interface Software and all Enhancements made by OSI thereto, and will take such steps as are necessary to keep the same free of Disabling Code.

(c) DISCLAIMER. THESE EXPRESS WARRANTIES TAKE THE PLACE OF AND SUPERSEDE ALL OTHER WARRANTIES, EXPRESS OR IMPLIED AND WHETHER OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED. EXCEPT AS EXPRESSLY PROVIDED HEREIN, OSI DOES NOT WARRANT, GUARANTEE, OR MAKE ANY REPRESENTATIONS REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE OSI PROPRIETARY SOFTWARE, OSI INTERFACE SOFTWARE OR DOCUMENTATION. OSI DOES NOT WARRANT THAT THE OPERATIONS OF THE OSI PROPRIETARY SOFTWARE OR OSI INTERFACE SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE.

BISYS understands that OSI is not responsible for and will have no liability for and does not warrant hardware, software, or other items or any services provided by any persons other than OSI. BISYS will also indemnify and hold OSI harmless from any misrepresentations made by BISYS or its representatives as to the features, functions and capabilities of the System. Failure of BISYS to indemnify or hold OSI harmless from any such misrepresentation shall be considered a material breach of this Agreement.

(d)   LIMITATION OF LIABILITY. EXCEPT FOR OSI'S INDEMNITY OBLIGATIONS UNDER
SECTION 19 (RELATING TO INTELLECTUAL PROPERTY INFRINGEMENTS), A BREACH OF ITS CONFIDENTIALITY OBLIGATIONS

UNDER SECTION 16, ANY LIABILITY OSI MAY HAVE FOR PERSONAL INJURY OR DAMAGE OR DESTRUCTION OF REAL OR TANGIBLE PERSONAL PROPERTY, OR LIABILITY RESULTING FROM OSI'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OSI SHALL NOT BE LIABLE TO BISYS FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OR LOST PROFITS OR REVENUES OUT OF THIS AGREEMENT OR IN ANY WAY RELATED TO THIS AGREEMENT, EVEN IF OSI KNOWS, SHOULD HAVE KNOWN, OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

EXCEPT FOR A BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 16, OR LIABILITY RESULTING FROM ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, BISYS SHALL NOT BE LIABLE TO OSI FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR REVENUES ARISING OUT OF THIS AGREEMENT OR IN ANY WAY RELATED TO THIS AGREEMENT, EVEN IF BISYS KNOWS, SHOULD HAVE KNOWN, OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(e) COMPLIANCE WITH LAWS AND REGULATIONS. OSI represents that for a period of ninety (90) days after the date of execution of this Agreement and during any period during which BISYS is receiving support in accordance with the terms and conditions hereof, the OSI Proprietary Software and the OSI Interface Software shall:

a. Function and perform substantially in accordance with the Documentation and specifications. b. Operate on the Designated Hardware consistent with the specifications and Documentation.

c. Process BISYS' Customer's data in accordance with the minimum data processing standards promulgated by federal banking agencies which regulate BISYS' Customers. If BISYS discovers that either the OSI Proprietary Software or OSI Interface Software does not meet the criteria set forth above, BISYS shall notify OSI and OSI shall promptly take commercially reasonable steps in accordance with support terms and conditions to bring the OSI Proprietary Software or OSI Interface Software into compliance with the criteria set forth above.

(f) YEAR 2000 COMPLIANCE. OSI represents that the OSI Proprietary Software and the OSI Interface Software to be utilized by BISYS and its Customers corresponds with standards set forth in Attachment 3 to this Agreement, taking into consideration the appropriate governmental regulatory agencies' requirements regarding the year 2000. Upon BISYS' written request given after October 1, 1998, BISYS, at its own cost, may retain the services of a third party auditor to review and evaluate, at a time mutually agreed, the System for the sole purpose of determining whether the System is able to perform Year 2000 processing.

(g) COMPATIBILITY WITH DESIGNATED HARDWARE. The System, and each module and function thereof, will be capable of operating in a commercially reasonable manner on the Designated Hardware and operating environment specified in
Schedule 17(g).

18.   [THERE IS NO SECTION 18.]

19.   INDEMNIFICATION.

(a) INDEMNIFICATION BY OSI. OSI shall defend, indemnify and hold BISYS and its officers, directors, agents and employees harmless from and against any and all claims, suits, damages, liabilities, costs and expenses (including reasonable attorney's fees) arising out of or resulting from any claim that BISYS' use of the OSI Proprietary Software or OSI Interface Software infringes a presently existing United States patent, copyright, or trademark or misappropriates a trade secret of any third party, provided OSI is:

i) promptly notified of any and all threats, claims and proceedings related thereto,
ii)   given reasonable assistance (at OSI's sole cost and expense), and
iii) given the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise.

OSI shall not, however, enter into any settlement without BISYS' prior written consent, which shall not be unreasonably withheld, if such settlement impairs any material right of BISYS under the Agreement.

Notwithstanding anything to the contrary contained herein, BISYS shall have the right to defend and settle, at OSI's expense, against any such infringement or misappropriation claim in the event that OSI fails to assume or reasonably pursue such defense.

In the event that the OSI Proprietary Software or OSI Interface Software, or any portion thereof becomes the subject of a claim of infringement or misappropriation, OSI may, at its option and its expense, take any of the following steps so that BISYS' use is not subject to any claim of infringement or misappropriation and BISYS is provided with functionally equivalent software to the reasonable satisfaction of BISYS, provided that BISYS' use of the OSI Proprietary Software or OSI Interface Software conforms with the provisions of the Agreement:

i) procure for BISYS the right to continue using the OSI Proprietary Software or OSI Interface Software; or
ii) replace or modify the infringing portion of the OSI Proprietary Software or OSI Interface Software.

The foregoing obligations of OSI do not apply with respect to software and any other products or portions or components thereof.

i)    which are not the latest available release supplied by OSI to BISYS,
ii) which are modified by BISYS after shipment by OSI, if the alleged infringement relates to such modification, unless OSI has consented to the modification in writing, or such modifications is otherwise authorized, permitted or provided for under this Agreement, or
iii) which are combined with other products, processes, hardware or materials where the alleged infringement relates to such combination, unless OSI has consented in writing to such combination or such combination is otherwise authorized, permitted or provided for under this Agreement.

THE FOREGOING STATES THE ENTIRE LIABILITY OF OSI WITH RESPECT TO INFRINGEMENT OF ANY PATENTS, COPYRIGHTS, TRADEMARKS OR MISAPPROPRIATION OF TRADE SECRETS BY THE OSI PROPRIETARY SOFTWARE OR OSI INTERFACE SOFTWARE OR ANY PARTS THEREOF. NO COSTS OR EXPENSES SHALL BE INCURRED FOR THE ACCOUNT OF OSI BY BISYS OR ITS AGENTS WITHOUT THE PRIOR WRITTEN CONSENT OF OSI.

The provisions of this Section 19 do not apply to any TPS or any OSI Interface Software licensed by OSI from a third party.

INDEMNIFICATION PROCEDURES. The OSI indemnification obligation under the foregoing subparagraph (a) shall not apply (I) to the extent that BISYS was responsible for giving rise to the matter upon which the claim for indemnification is based, and (ii) unless BISYS promptly notifies OSI of any matters in respect of which the indemnity may apply and of which BISYS has knowledge and gives OSI the full opportunity to control the response thereto and the defense thereof, including without limitation any agreement relating to the settlement thereof. BISYS' failure to promptly give notice shall affect OSI's indemnification obligation only to the extent OSI's rights are materially prejudiced by such failure. BISYS may participate, at its own expense, in such defense and in any settlement discussions directly or through counsel of its choice.

20.   RIGHT TO MAKE AN OFFER UPON THIRD PARTY OFFER.

BISYS shall have the right to offer to acquire all the outstanding shares or substantially all the assets of OSI in the event of any bona fide written Third Party Offer to acquire all of the outstanding shares or substantially all the assets of OSI acceptable to the Board of Directors of OSI. OSI shall notify BISYS of such offer and

              Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


all material terms thereof. For purposes of this Section, a "Third Party Offer" means a written offer from any person or entity with the demonstrated financial means to purchase all the outstanding shares or substantially all the assets of OSI. Once BISYS receives notice of such bona fide offer and OSI's notice of intention to duly consider such offer, BISYS shall have [**] in which to notify OSI of its intent either to offer to acquire all of the outstanding ownership interests in or substantially all the assets of OSI or to decline the opportunity to make an offer. If BISYS intends to make an offer it shall do so within [**] of its notice to OSI. Thereafter, OSI shall consider the BISYS offer prior to acceptance of any offer. The OSI Board of Directors at its discretion and in accordance with its fiduciary duty will consider and accept the offer that best benefits OSI's shareholders. BISYS' right to notice shall terminate upon completion of an initial public offering.

21.   TERMINATION.

(a) TERM. This Agreement shall commence as of the Effective Date and continue indefinitely unless terminated in accordance with provisions under this Section.

(b)   TERMINATION CONDITIONS. This Agreement shall terminate upon:

(i)   written agreement of the parties to terminate this Agreement;

(ii) a party failing to cure its material breach within ninety (90) days of receipt of notice of such breach, and notice from the non-breaching party to the breaching party of its intent to terminate this Agreement as of the date set forth in such notice;

(iii) a party (A) becoming or being declared insolvent or bankrupt, (B) becoming the subject of, and failing to cause its dismissal within 180 days, any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, (C) making an assignment for the benefit of all or substantially all of its creditors, or (D) entering into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, and notice from the other party of its intent to terminate this Agreement as of the date set forth in such notice; or

(iv) written notice of BISYS at any time during the 180 day period following a Change of Control of OSI on not less than 30 days written notice; provided that such termination date is a date not later than the last day of such 180 day period.

(c) DUTIES UPON TERMINATION. Upon termination of this Agreement, the parties shall continue to perform their respective payment and support obligations under Sections 8 and 9 hereof which obligations shall survive the termination of this Agreement. The foregoing notwithstanding, in the event of a termination pursuant to clause (b)(iv) above, BISYS and OSI shall have the following rights and obligations so

          Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


long as any Outsourcing Services or Facilities Management agreement remains in effect:

i) OSI shall continue to provide all Enhancements to, and any and all new versions of, the OSI Source Code to BISYS within 90 days following general release to OSI customers;

ii) BISYS shall have the right to convert an unlimited number of additional BISYS Customers to the System and in consideration thereof shall pay OSI the License Fees as provided in Section 8(a) hereof;

iii) For the 12 month period commencing with the first full month following the termination date, BISYS shall pay the Maintenance Fees provided in Section 8(b) hereof for both then existing and new BISYS Customers and OSI shall provide the support services as set forth in Attachment 1 hereto. After such 12 month period, (Y) OSI shall no longer be obligated to provide such support services, and (Z) in consideration of OSI's obligation in clause i) above, BISYS shall pay OSI a maintenance fee of [**] ([**] commencing with the quarter following the date on which the number of BISYS Customers exceeds [**]) of the License Fee applicable to each BISYS Customer. The applicable License Fee for existing BISYS Customers as of the end of such 12 month period shall be the License Fee then being used for such Customer for the calculation of maintenance fees under
Section 8(b) hereof. The applicable License Fee for new BISYS Customers after such 12 month period shall be the License Fee used to determine the license fee payable by BISYS pursuant to the foregoing clause ii).

22.   DISPUTE RESOLUTION.

(a) Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration before three (3) arbitrators in accordance with the Rules of the American Arbitration Association ("AAA") then in effect, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be conducted in the city nearest OSI's office having an AAA regional office. The arbitrators shall be selected from a panel of persons having experience with and knowledge of electronic computers and the computer business, and at least one of the arbitrators selected shall be an attorney.

(b) The arbitrators shall have no authority to award punitive damages and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

(c) Either party, before or during any arbitration, may apply to a court having jurisdiction for a temporary restraining order or preliminary or permanent injunction where such relief is necessary to protect its interests.

(d) Neither party nor the arbitrators may disclose the existence or results of any arbitration hereunder without the prior written consent of both Parties.

(e) Prior to initiation of arbitration or any form of legal or equitable proceeding permitted by this agreement, the aggrieved party shall give the other party at least thirty (30) days prior written notice describing the claim and amount as to which it intends to initiate action, provided that nothing contained herein shall prohibit either party from immediately seeking equitable relief to enforce any provision of this agreement from a court of competent jurisdiction under such circumstances as that party's interests hereunder and its property will be otherwise comprised.

23. ASSIGNMENT. Except as specifically stated in this Agreement with regards to Change in Control, neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned or delegated by either party hereto without the prior written consent of the other. Such consent shall not be withheld unreasonably. Any unauthorized assignment or delegation shall be null and void.

24.   GENERAL.

(a) NOTICES. Any notice provided pursuant to this Agreement shall be in writing and shall be deemed given (i) if by hand delivery, upon receipt thereof;
(ii) if mailed, three (3) days after deposit in the United States mails, postage prepaid, certified mail return receipt requested, or (iii) if sent via overnight courier upon receipt.

If to BISYS:
Paul H. Bourke, President
BISYS, Inc.
11 Greenway Plaza, Houston, TX 77046-1102

With copies to:
General Counsel
The BISYS Group, Inc.
150 Clove Road, Little Falls, NJ 07424

If to OSI:

Douglas Anderson, President
Open Solutions, Inc.
300 Winding Brook Drive, Glastonbury, CT 06033.

With copies to:
Christine Horrigan, Esq.

Shipman & Goodman
One American Row, Hartford, CT 06103

(b) BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

(c) GOVERNING LAW AND VENUE. This Agreement and performance hereunder shall be governed by the laws of the State of New York without regard to conflicts of law.

(d) FORCE MAJEURE. Neither party shall be liable for delay or failure to perform any of its obligations hereunder to the extent that such delay or failure arises times shall be considered extended for a period of time equal to the time lost because of such delay or failure.

(e) SEVERABILITY. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(f) REMEDIES. The rights and remedies of the parties set forth in this Agreement are not exclusive and are in addition to any other rights and remedies available to them in law or in equity.

(g) NO WAIVER. The waiver or failure of any party to exercise any right provided for herein shall not be deemed a waiver of any further right hereunder.

(h) INDEPENDENT CONTRACTORS. The parties shall at all times be independent contractors with respect to each other in carrying out this Agreement.

(i) HEADINGS. Headings used in this Agreement are for reference only and shall not be deemed a part of this Agreement.

(j) SURVIVAL. In addition to OSI's obligations under Section 9, and BISYS' payment obligations under section 8 and rights to obtain the source code from escrow under Section 13, the provisions of this Agreement relating to warranties, limitations of liability, indemnification, confidentiality, choice of law and dispute resolution shall survive the termination of this Agreement.

(k) CONDUCT. Notwithstanding that OSI and BISYS may at times be in competition for the same Customer, each party agrees to refrain from conduct intended to disadvantage the other. Repeated violations of this section during any twelve
(12) month period after notice of such violation shall be considered a material breach not subject to cure.

(l) TAXES. The System licensed hereunder to BISYS is basically for sublicense to Customers and therefore should be exempt from sales, use and other similar taxes. However, if such tax should be imposed on OSI, BISYS shall either bear such tax by a direct payment to the taxing authority or shall reimburse OSI for such tax. BISYS shall be responsible for any applicable customs and duties related to its sublicensing of the System.

(m) ENTIRE AGREEMENT. This Agreement constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes and merges any prior understandings, statements, negotiations between the parties, whether oral or otherwise. This Agreement may not be modified except by a writing subscribed to by both parties.

      IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date first set forth above.


OPEN SOLUTIONS INC.                         BISYS, INC.



By: /s/ Doug Anderson                       By: /s/ Paul H. Bourke
    ----------------------------               ---------------------------------
Name/title:                                 Name/title:

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


Schedule 1.6

[**]

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


Schedule 1.12
OSI1997 List Price Schedule

               The Complete Banking Solution 1997 Pricing Schedule (Prices based on the higher of assets or accounts)


Asset Size or Number of Accounts                             Cost of System
[**] Accounts                                                [**]

1997 Annual License Maintenance Fee Rate
[**] of the list price.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



Schedule 1.16
OS l's  "The Complete Banking Solution" Interface Listing

Voice Response Units         [**]
Edify
Regency
InterVoice

General Ledger Systems N/C                  Asset/Liability                [**]
Financial Technology Inc.                   Financial Technology Inc.
Interactive Planning Systems                Interactive Planning Systems

Item Processing   [**]                      Imaging Systems                [**]
      NCR Proprietary                                SoftChec
      SoftChec
      Unisys Proprietary

Loan Origination Systems     [**]
      Sound Software
      CFI Laser Pro
      Contour
      Uniform (Specialized Data Systems)

Collections Systems          [**]
      Intelligent Banking Systems

ATM
      Positive Balance File  [**]
                  Mellon
                  EDS
                  Norwest

Electronic Forms  [**] per branch [**] per pager setup
      Banker Systems Inc.
      Compliance Systems, Inc.
      Universal Pensions, Inc.
      Banking Spectrum, Inc.

COLD Systems      [**]
      Optech
      Macrosoft

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



Schedule 1.15
OSI Proprietary Software

A.    OS Proprietary SOFTWARE
      "The Complete Banking Solution" Modules:

            Customer Service Representative             System Operations
            Teller                                      Bank Operations
            Loan Monetary                               Branch Operations
            Loan CSR                                    Product Manager
            Loan Utilities                              External File Manager
            Loan Investor                               Batch Manager
            Loan Escrow                                 Batch Server
            Card Manager                                G/L Interface
            OSI Data Model                              IRS Manager


B.    DOCUMENTATION

      [**]

C.    Designated Hardware and Operating Systems

      The System operates on Intel based servers and personal computers utilizing Microsoft Windows NT as the operating system and the Oracle Relational Database Management System.

Schedule 1.19
Third Party Software ("TPS")

Oracle Relational Data Base Management System          Release 7.3

Oasis Device Driver Software (Passbook & Validation & Receipt Printers)

SQRlBE Software     SQR Production Reporting Tool

Eventus Software    SQL Studio Data Access Tool

Jetform Software    Forms Generation Tool for use with Electronic Forms

Octopus Automatic Switch Over Software                 Disaster Recovery Tool

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



SERVER CPU.  MEMORY AND DISK ESTIMATES


                                      [**]

Schedule 4(e)

- Purchase of 833,333 shares of Preferred Stock @ $6.00 per share for a total equity investment of $5 million.

- Plus a warrant to acquire an additional 416,667 shares @ $6.00 per share.

- Subject to customary terms and conditions for such equity investments as the parties mutually agree.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


o     Schedule 17G

Estimated Hardware/Software for 200,000 Accounts

--------------------------------------------------------------------------------
DP Hardware
--------------------------------------------------------------------------------
Data Base Server Pentium Pro 200, Four Processor, IGB RAM,             [**]
(10) 9GB Dr. RAID 5, CD ROM, dual power, supplies & fans,
DAT Backup
Data Base Remote Site Backup Server, (2) Pentium/166, 256M             [**]
RAM, (9) 9GB Dr., CD ROM, DAT Backup
WS Pentium Pro 200, 256K Cache, 80M RAM, 2GB SCSI Dr.,                 [**]
EISA NIC, 14" SVGA Monitor, 4GB DAT, CD ROM, System
Admin. & Batch Workstation
WS Pentium Pro 200, 256K Cache, 48M RAM, 1GB SCSI Dr.,                 [**]
EISA NIC, 14" SVGA Monitor, CD ROM, Network
Management Server
UPS
UPS
Ethernet Hub

--------------------------------------------------------------------------------
DP Software
--------------------------------------------------------------------------------
NT Server
Data Replication Software
Oracle RDBMS NT/seat (qty = 85% of total w/s qty)
SQR Development System
Forest & Trees
Tape Backup NT
SQL Server
Powerchute
Anti-Virus Software InocuLan

--------------------------------------------------------------------------------
Branch Operations, Hardware
--------------------------------------------------------------------------------
BR. File Server Pent./166, 48M RAM, CD ROM, NIC PCI,
EVGA Color, (2) 2.1GB Dr.

WS Pent./200, 256K Cache, 80M RAM, 2GB SCSI Dr., 4GB
DAT, NIC PCI, EVGA Color, Br. Administrative Workstation
& Network Manager
UPS
DWA Printer Server, Pentium 133, 256K Cache, 32M RAM,
1GB IDE Dr., ISA NIC, 14" SVGA Monitor
Remote Access Model 28.8kbps
Equipment Racks
CSU DSU Includes Cable
Router
Intelligent Ethernet Hub
Expansion Hub
WS Pentium 133, 256K Cache, 32M RAM, 1GB IDE Dr., ISA
NIC, 14" SVGA Monitor
UPS for DWA
Flatbed Color Scanner (1-2/branch)
Passbook Printer
Validation & Receipt Printer
MICR Printer, 12PPM, 5 Input Drawers, Network Card

--------------------------------------------------------------------------------
Branch Operations Software
--------------------------------------------------------------------------------
Windows NT
Powerchute S/W (for graceful shutdown of servers)
MS NT Workstations
DWA Printer Manager
System Management SW
SMS Client License (20 User)
Tape Backup NT
Anti-Virus Software InocuLan
SQR Report Generator

Attachment 1

SUPPORT TERMS AND CONDITIONS


1.    Coverage

Subject to the terms hereof, OSI shall provide Support to BISYS for the OSI Proprietary Software as defined in the Agreement hereunder.

2.    Support Services

Support Services consist of:

a) Error Correction and Telephone Support provided to the designated BISYS Technical Support Contact concerning the Installation and use of the then current release of the OSI Proprietary Software and the OSI Interface Software owned and developed by OSI and the Previous Sequential Release.

b) Enhancements, as defined herein, of the OSI Proprietary Software and the OSI Interface Software owned and developed by OSI that OSI in its discretion makes generally available.

      "Enhancements" mean new releases of the OSI Proprietary Software and the OSI Interface Software owned and developed by OSI which support new regulations and provide product enhancements and Fixes. Product Updates consist of one copy of published revisions to the printed Documentation and one copy of revisions to the machine readable OSI Proprietary Software and the OSI Interface Software owned and developed by OSI. Support does not include the physical installation of Product Updates; all such installations may be performed by OSI upon BISYS' written request and shall be billable to BISYS at OSI's then current applicable rate and subject to the discount granted to BISYS.

      As part of the Support provided hereunder, OSI agrees to provide Product Updates on a timely basis in order to enable BISYS' Customers to comply with federal banking laws and regulations pertaining to the subject matter of the OSI Proprietary Software.

      As provided in the Exclusions section of this document, a condition precedent to continued Support, Product Updates and any warranty relating to the Software, BISYS agrees to promptly implement such modifications, updates and enhancements to the OSI Proprietary Software and the OSI Interface Software owned and developed by OSI

3.    Term and Termination

3.1 Support shall be provided for the duration of the Agreement, unless terminated by either party as provided herein.

3.2   OSI may suspend Support if BISYS fails to make payments pursuant to
Section 8, titled "Fees," other than payments being disputed in good faith, within ten (10) days after BISYS receives notice on non-payment.

3.3 OSI may suspend Support if BISYS fails in a reasonably prompt manner to implement such modifications, updates and enhancements to the OSI Proprietary Software and the OSI Interface Software owned and developed by OSI (in the form of Product Updates) as OSI shall require from time to time in its sole discretion.

3.4 OSI may terminate in its sole discretion the Support related to a specific software version, Designated Computer Hardware, hardware configuration or network structure of the OSI Proprietary Software and the OSI Interface Software owned and developed by OSI upon a prior three (3) year written notice of Support discontinuance.

4     Remote Support Services

OSI intends to provide certain Support via a remote on-line connection to BISYS' designated technical support center. BISYS hereby agrees to assist OSI in the creation of such a remote on-line connection as part of the implementation of the System and agrees to maintain and allow OSI access to its designated technical support center and the OSI Proprietary Software and the OSI Interface Software owned and developed by OSI through such remote on-line connection.

In the event that the remote on-line connection is not available to OSI necessitating that OSI's personnel have to be deployed to the BISYS designated technical support center to perform Support services that would otherwise have been provided via the remote on-line connection BISYS agrees, in addition to any fees payable under the Agreement:

a) to pay a per diem charge for all additional Support services at OSI's then standard rates for such services and
b) to reimburse OSI for all reasonable travel and living expenses incurred by or on behalf of OSI and its personnel in providing the additional Support services to BISYS at BISYS' designated technical support center, which shall have been pre-approved by BISYS in writing.

Any such charges for additional Support services and reimbursement for travel and living expenses shall be billed by OSI to BISYS on a per occurrence basis and shall be payable within 45 days of the applicable invoice.

5.    Response, Problem Resolution Standards and Error Priority Levels

5.1 Commercially reasonable efforts shall be made to resolve problems promptly. Upon BISYS' notification to OSI of a problem, OSI will investigate such problem to determine the nature and origin of such problem and upon completion of such investigation outline to BISYS the procedures to be followed in reaching resolution to such problem.

OSI shall exercise commercially reasonable efforts to correct any Error or nonconformance reported by BISYS in the OSI Proprietary Software, with the following priority levels reasonably assigned to such Error by OSI in its sole discretion:

a)    Priority A Errors - OSI shall promptly commence the following procedures:

i)    assign OSI personnel to correct the Error;
ii) notify OSI management that such Errors have been reported and of steps being taken to correct such Error(s);
iii)  provide BISYS with periodic reports on the status of the corrections; and
iv) initiate, within a commercially reasonable period of time that the Error is reported to OSI, work to promptly provide BISYS with a Work-around or Fix and diligently pursue a resolution of the Error. In the event OSI addresses any Priority A Error by means of a temporary Work-around, OSI shall exercise commercially reasonable efforts to effect a final resolution of the Error as soon as possible thereafter.

b) Priority B Errors - OSI shall exercise commercially reasonable efforts to include the Fix for the Error in the next regular Product Update.

c) Priority C Errors - OSI may include the Fix for the Error in the next Product Update.

5.2 If OSI believes reasonably and in good faith that a problem reported by BISYS may not be due to an Error in the OSI Proprietary Software or the OSI Interface Software owned and developed by OSI, but may be due to another cause (as illustrated herein), OSI will so notify BISYS. Such other cause may include but not be limited to the failure by BISYS to install OSI recommended updates to T PS , the installation by BISYS of software, or of a release or version of TPS, which has not been certified and approved by OSI, or BISYS' installation of hardware or network components which have not been certified and approved by OSI.

At that time, BISYS may

a) instruct OSI to proceed with problem determination at BISYS' possible expense as set forth below, or
b) instruct OSI that BISYS does not wish the problem pursued at BISYS' possible expense.

If BISYS requests that OSI proceed with problem determination at its possible expense and OSI determines that the error was not due to an Error in the OSI Proprietary Software, BISYS shall pay OSI, at OSI's then current and standard consulting rates, subject to BISYS' standard OS discount, for all work performed in connection with such determination, plus reasonable related expenses incurred therewith.

BISYS shall not be liable for:

a) repair to the extent problems are due to Errors in the OSI Proprietary Software,
b)    work performed under this paragraph in excess of its instructions, or
c) work performed after BISYS has notified OSI that it no longer wishes work on the problem determination to be continued at its possible expense (such notice shall be deemed given when actually received in writing by OSI).

If BISYS instructs OSI that it does not wish the problem pursued at its possible expense or if such determination requires effort in excess of BISYS' instructions, OSI may, at its sole discretion, elect not to investigate the error.

In the event that OSI fails to resolve a problem or correct an Error within a commercially reasonable time frame, the problem shall be escalated to OSI Senior Management and additional technical support resources of a level appropriate for resolution shall be assigned to the problem on a priority basis. In the case of a Priority A Error, four (4) hours from the time the Error is reported shall be deemed a commercially reasonable time frame to escalate OSI's efforts.

In the event that OSI is unable to resolve or correct a Priority A Error within a commercially reasonable period of time, BISYS shall be entitled to terminate the Agreement under the procedures provided therein.

6.    Confidentiality

All information provided by either party to the other pursuant to these terms and conditions shall be subject to the confidentiality obligations set forth in
Section 16 of the Agreement.

7.    Exclusions

7.1 A condition precedent to OSI's obligation to perform Support shall be that the OSI Proprietary Software problems shall not be the result of

a)    BISYS' negligence, abuse or misapplication of the OSI Proprietary
Software,

b) Use of the OSI Proprietary Software other than as specified in the Documentation,
c) Use of the OSI Proprietary Software on hardware other than the Designated Hardware
d) BISYS' failure to promptly implement such modifications, updates and enhancements to the OSI Proprietary Software (in the form of Product Updates) and to Third Party Software licensed from a Third Party as OSI shall require from time to time in its sole discretion, or
e)    Other causes beyond the reasonable control of OSI.

7.2   OSI shall have no obligation to support:

a) Altered, damaged or modified OSI Proprietary Software or OSI Interface Software owned and developed by OSI (unless such modifications are consented to in writing by OSI or otherwise authorized, permitted or provided for under this Agreement) or any portion of the OSI Proprietary Software incorporated with or into other software;
b) OSI Proprietary Software and the OSI Interface Software owned and developed by OSI that is not the then current release or immediately Previous Sequential Release.

7.3 Upon BISYS' request, OSI shall provide Support for the OSI Proprietary Software which has malfunctioned as a result of any of the causes described in this Section 7 at its then current and standard rates for material and labor.

Support do not include physical installation of Product Updates.

8.    Limitation of Liability

EXCEPT FOR A BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 16 OR ANY LIABILITY OSI MAY HAVE FOR PERSONAL INJURY OR DAMAGE OR DESTRUCTION OF REAL OR TANGIBLE PERSONAL PROPERTY OR LIABILITY RESULTING FROM OSI'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OSI'S LIABILITY FOR DAMAGES FROM ANY CAUSE OF ACTION WHATSOEVER RELATING TO OSI'S AGREEMENT TO PROVIDE SUPPORT SHALL BE LIMITED TO THE AMOUNT PAID BY BISYS TO OSI FOR SUPPORT DURING THE PRECEDING TWELVE (12) MONTH PERIOD PURSUANT TO THE AGREEMENT. OSI SHALL NOT BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR REVENUES, EVEN IF BISYS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS ARTICLE SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

OSI AGREES THAT IT WILL NOT WRONGFULLY DISABLE THE OSI PROPRIETARY SOFTWARE OR ANY OTHER HARDWARE OR OSI PROPRIETARY SOFTWARE ON BISYS' COMPUTER SYSTEM FOR ANY REASON. ANY LIMITATION OF LIABILITIES SET OUT IN THIS SECTION AND WITH RESPECT TO OSI WILL BE NULL AND VOID IF OSI BREACHES ITS AGREEMENT SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE.

9.    Definitions

Unless defined otherwise herein, capitalized terms used in these Support Terms and Conditions shall have the same meaning as set forth in the Agreement.

"Error" means the non-conformance or error in OSI Proprietary Software, or the applicable portion thereof, which causes the OSI Proprietary Software to fail to consistently, accurately and reliably operate and perform the features and functions described in and in accordance with Specification and the Documentation.

"Error Correction" means the use of commercially reasonable efforts to correct Errors in accordance with the terms and conditions contained in this Attachment. "Fix" means the repair or replacement of object or executable code versions of OSI Proprietary Software to remedy an Error.

"Previous Sequential Release" means the release of OSI Proprietary Software which has been replaced by a subsequent release of the same OSI Proprietary Software. Notwithstanding anything to the contrary contained herein, a Previous Sequential Release will be supported by OSI for a period of not less than six
(6) months after release of the subsequent release.

"Priority A Error" means an Error which renders OSI Proprietary Software inoperative, causes inaccuracies in the data processed by the OSI Proprietary Software, degrades the functions or feature of the OSI Proprietary Software or materially restricts BISYS' use of the OSI Proprietary Software.

"Priority B Error" means an Error which degrades the functions or features of the OSI Proprietary Software or restricts BISYS' use of the OSI Proprietary Software. "Priority C Error" means an Error which is cosmetic or trivial in nature and which causes only a minor impact on BISYS' use of OSI Proprietary Software

"Support" means OSI support services as described in Section 2.

"Telephone Support" means technical support telephone assistance provided by OSI to the Designated Technical Support Contact concerning problem resolution and the use of the then current release of OSI Proprietary Software and the Previous Sequential Release. Calls will be accepted during OSI's normal business hours, except that in the event of an emergency, OS will accept all calls made to the emergency off-hours telephone numbers which OSI shall supply to BISYS and always promptly update as they change, 24 hours per day, 7 days per week, 365 days per year.

"Work-around" means a modification of the OSI Proprietary Software and/or a change in the procedures followed or data supplied by BISYS to avoid an Error without substantially impairing BISYS' use of OSI Proprietary Software.

THESE TERMS AND CONDITIONS CONSTITUTE A SERVICE CONTRACT AND NOT A PRODUCT WARRANTY. THE OSI PROPRIETARY SOFTWARE AND ALL MATERIALS RELATED TO THE OSI PROPRIETARY SOFTWARE ARE SUBJECT EXCLUSIVELY TO THE WARRANTIES SET FORTH IN THE AGREEMENT. THIS ATTACHMENT IS AN ADDITIONAL PART OF THE AGREEMENT AND DOES NOT CHANGE OR SUPERSEDE ANY TERM OF THE AGREEMENT EXCEPT TO THE EXTENT UNAMBIGUOUSLY CONTRARY THERETO.

Attachment 3

OSI Policies and Standards on the year 2000

OSI's The Complete Banking Solution system has been tested for year 2000 compliance and the following information is available to our clients to assist them with internal audits and external examinations:

Oracle database structures use an internal date format that fully supports four digit years and therefore the year 2000 is provided for.

Our internal logical date use and date calculations fully support cross century dates.

Our tests have concluded that we do treat the year 2000 as a leap year (i.e. there is a February 29th, 2000).

This is in accordance with the practice that years that divide by four are leap years. The first year of a new century; unless the century itself divides by four is not a leap year (i.e. the year 1900 and 2100 are not leap years, while the year 2000 is a leap year).

All OSI reports provide for the year 2000 even if individual dates show with a two position year (i.e. 11-01-96 and 11-01-00).

Since the OSI system, like all banking systems, needs to process external data files we are unable to change our code to function with date fields in these files until the originator directs us to do so.

NOTE: ATM and ACH files are examples of data that may not support the year 2000 at present and therefore make it impossible for OSI to fully certify year 2000 compliance.